Exhibit 99.2
FOR IMMEDIATE RELEASE
PACKAGING CORPORATION OF AMERICA ANNOUNCES START-UP OF A BIO-GAS REFINERY AT ITS FILER CITY SEMI-CHEMICAL MEDIUM MILL
Lake Forest IL, July 21, 2008 — Packaging Corporation of America (NYSE:PKG) announced today the successful start-up of a bio-gas refinery to produce methane gas from wood fiber at its Filer City semi-chemical medium mill. The bio-refinery takes the by-product liquor of the pulp cooking process and utilizes bacteria as a vehicle to convert the liquor directly to methane gas. The methane is then burned as fuel in an existing power boiler, replacing natural gas and coal. The process employs and is dependent upon proprietary pulping and papermaking technology developed internally by PCA.
Since the pulping liquor is converted directly to methane gas, the process does not require recovery boilers or high energy consuming evaporators, which remove water from the liquor so that it can be burned. The evaporators and the chemical recovery unit at Filer City, which is a fluidized bed version of a recovery boiler, have been shut down.
The bio-refinery is currently operating at about 75% of capacity and is expected to achieve full capacity and efficiency within a few months. The investment in this project was approximately $20 million and annual savings of about $10 million are anticipated. These savings equate to about a $25 per ton reduction in cost to produce semi-chemical medium at Filer City.
Paul T. Stecko, Chairman and CEO of PCA, said, “The start-up of the bio-refinery at Filer City represents not only a significant milestone for PCA, but also for the development and use of low cost, green energy. The economics on the project are particularly good considering that the returns are based, in part, on replacing primarily coal, a relatively low cost fuel, with methane in our boilers.”
PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.3 billion in 2007. PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.
Some of the statements in this press release are forward-looking statements. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.
CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com